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                               POWER OF ATTORNEY


STATE OF TEXAS

COUNTY OF DALLAS

        KNOW ALL MEN BY THESE PRESENTS, that I, HARLAN R. CROW of Dallas, Dallas County, Texas, have made, constituted and appointed and by these presents do make, constitute and appoint SUE GROENTEMAN of Dallas, Dallas County, Texas, my true and lawful attorney, for me and in my name, place and stead to do any and every act and exercise any and every power that I might or could do or exercise through any other person and that my said attorney shall deem proper and advisable, intending hereby to vest in him a full and universal power of attorney, including, but not limited to, the following powers:

        1. To sell, exchange, give options upon, partition, convey or otherwise dispose of, with or without covenants or warranty of title, any property which I may own or in which I may have interest, at public or private sale or otherwise, for cash or other consideration or on credit, and upon such terms and conditions and for such consideration as my said attorney shall think advisable.

        2. To lease any real estate or personal property which I may own or in which I may have an interest, on such terms as my said attorney shall think fit, including the power to make leases that may extend beyond the terms of this power of attorney.

        3. To improve any real estate which I may own or in which I may have an interest, including a power to demolish any buildings in whole or in part and to erect buildings and other improvements, and to enter into such contracts with architects, building contractors, and others, as my said attorney may deem appropriate in such connection.

        4. To incorporate any real or personal properties which I may own or in which I may have an interest, transferring and conveying the same to such corporations, in such parcels, for such securities and upon such terms as may seem proper to may said attorney.

        5. To borrow money and sign and deliver in my name such promissory notes and other evidences of indebtedness as my said attorney may deem appropriate, such loans to be obtained at such rates of interest, payable in such installments, and upon such other terms and conditions as my said attorney shall deem appropriate.

        6. To mortgage, pledge or otherwise encumber any real or personal property which I may own or in which I may have an interest to secure loans made to me or to third persons, including the power to encumber any such property for a period extending beyond the term of this power of attorney.
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        7.  To prosecute or defend any suit and to compromise or arbitrate any claims or litigations.

        8. To cause to be prepared and to execute, acknowledge and file on my behalf such plats, applications for building permits, and other instruments and documents as may be appropriate in connection with the improvement or subdivision of any real estate which I may own or in which I may have an interest.

        9. To make, execute, acknowledge and deliver in my name such contracts, instruments of conveyance or lease, and other instruments and documents as my said attorney may deem appropriate.

        10. To execute guaranties of the obligations of third parties or other instruments obligating me to answer for the debt or default of another.

        11. To exercise such other powers as may be necessary or desirable in the management of my properties and affairs, whether the same be of like kind or character to those herein enumerated or not; in particular to enable my said attorney to act under changed conditions, the exact nature of which cannot now be foreseen, it being intended to vest in my said attorney, and I do hereby vest in my said attorney, full power to control and manage my property and affairs, giving and granting to my said agent and attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in connection therewith as fully to all intents and purposes, as I might or could do if personally present, hereby ratifying and confirming whatsoever my said agent and attorney-in-fact shall or may do by virtue hereof.

        All powers and authorities hereby granted may be exercised by my said attorney-in-fact acting alone without the joinder of any other person.

        I hereby agree and represent to those persons dealing with my said agent and attorney-in-fact that this power of attorney may be voluntarily revoked only by a written instrument of revocation filed for record in the office of the County Clerk of Dallas County, Texas, except that if this power of attorney has not been sooner revoked, it shall, in any event, be automatically revoked and terminated and shall become null and void without any further action on the part of either of us at 11:59 p.m., C.S.T., on the 31st day of December, 1996.

        This power of attorney shall not terminate on my disability or incompetence except upon qualification of a guardian by a court of competent jurisdiction and expiration of the period, if any, available for appeal. In that event, Sue Groenteman shall deliver to the guardian all assets of my estate in Sue Groenteman's possession and shall account to the guardian as he would to me had I terminated this power.

        I hereby revoke and terminate any and all powers of attorney which I may have heretofore granted to Sue Groenteman my attorney-in-fact named herein, it being my intention that this power of


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attorney shall supersede any such prior powers of attorney granted to him.

IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of December, 1995, but effective for all purposes as of January 1, 1996.

Witnesses:

/s/ Mary A. Dilworth                    /s/ Harlan R. Crow
- ------------------------                ---------------------
                                        HARLAN R. CROW
/s/ SIG ILLEGIBLE
- ------------------------







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STATE OF TEXAS                  SECTION
                                SECTION
COUNTY OF DALLAS                SECTION

        This instrument was acknowledged before me on the 5th day of December 1995, by HARLAN R. CROW.



                                /s/ Jackie Close
                                --------------------------
                                Notary Public in and for
                                the State of Texas

My Commission Expires:


- -------------------------       --------------------------
[NOTARY    JACKIE CLOSE         (Print or type name of notary)
  SEAL]    NOTARY PUBLIC
           STATE OF TEXAS
        COMM. EXP. 09/06/99





RETURN TO:      Donna L. Gulledge
                Legal Department
                Trammell Crow Company
                3500 Trammell Crow Center
                2001 Ross Avenue
                Dallas, TX  72501-2997








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